Exhibit 99.1

Press Release

Ahern Rentals Completes Notes Exchange Offer

Las Vegas—Jan. 25, 2006—Ahern Rentals, Inc. today announced that it has completed its offer to exchange up to $200 million in registered Notes for previously issued unregistered Notes with similar terms and conditions.

The company said that on January 24, 2006, it completed its offer to exchange up to $200 million of 9-1/4% Second Priority Senior Secured Notes due in 2013, which have been registered under the Securities Act, for its outstanding unregistered 9-1/4% Second Priority Senior Secured Notes due in 2013.

The exchange offer expired at midnight, Eastern Time, on January 24, 2006. A total of $200 million (100%) of the Notes were validly tendered and accepted for exchange by Ahern Rentals.

The exchange offer was performed under the terms of a Registration Rights Agreement signed as part of a financing transaction completed in August 2005 and does not represent a new financing transaction.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any of the unregistered Notes that remain outstanding.

Ahern Rentals is a leading equipment rental company in the Southwest and the 13th largest equipment rental company in the United States. The company rents a full range of equipment, sells its used rental equipment, new equipment, parts, supplies and related merchandise, and provides maintenance, repair and other services that supplement its rental activities. The types of equipment the company rents range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit http://www.ahernrentals.com.

Contacts

Ahern Rentals Inc., Las Vegas

Howard Brown, 702-362-0623